EXHIBIT 99.1
For Immediate Release

American Axle & Manufacturing Announces
Fourth Quarter and Full Year 2010 Financial Results
AAM grows sales by 50% in 2010 and reduces net debt by more than $125 million

Detroit, Michigan, February 8, 2011-- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2010.
Fourth Quarter 2010 Results

•	Fourth quarter 2010 sales of $583.3 million, up 26% on a year-over-year basis

•	Non-GM sales grew 52% on a year-over-year basis to $156.6 million

•	Gross profit of $101.6 million, or 17.4% of sales

•	Operating income of $51.0 million, or 8.7% of sales

•	Net income of $34.9 million, or $0.47 per share

•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $89.1 million, or 15.3% of sales

Full Year 2010 Results

•	Sales of $2.28 billion, up 50% on a year-over-year basis

•	Non-GM sales grew 70% on a year-over-year basis to $563.0 million

•	Gross margin of 17.6% of sales is a new company record

•	Operating income of $204.1 million, or 8.9% of sales

•	Net income of $115.4 million, or $1.55 per share

•	EBITDA margin of 14.9% of sales is a new company record

•	Net debt (total long term debt, net of cash and cash equivalents) of $765.4 million at year-end 2010 was reduced by $127.9 million during the year
AAM's results in the fourth quarter of 2010 were net earnings of $34.9 million or $0.47 per share. This compares to net earnings of $48.6 million, or $0.80 per share, in the fourth quarter of 2009.
In the fourth quarter of 2009, AAM recorded a tax gain of $48.8 million (or $0.80 per share) to recognize the benefit of a special U.S. tax refund claim. AAM's results in the fourth quarter of 2009 also included a net charge for special items of $8.5 million (or $0.14 per share) for debt refinancing costs, attrition programs and pension and postretirement benefit curtailment.
“The fourth quarter of 2010 completed a very successful year for AAM. AAM's full year 2010 sales grew by more than 50% on a year-over-year basis. AAM achieved record profit margin performance and generated positive free cash flow each quarter of the year. These positive accomplishments allowed us to reduce AAM's net debt obligations by more than $125 million in 2010,” said AAM's Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “AAM is well positioned to benefit from a continued recovery in the global automotive markets in 2011 and beyond. With a dual focus on driving performance in our daily operations and building value for our many key stakeholders, we are excited about our plans for continued profitable global growth, accelerated business diversification and improved balance sheet strength.”
For the full year 2010, AAM's net earnings were $115.4 million, or $1.55 per share. This compares to a net loss of $253.1 million, or $4.81 per share in 2009.

In 2009, AAM incurred special charges, asset impairments and other non-recurring operating costs related to the implementation of new labor agreements, hourly and salaried attrition program activity, plant closures and other actions to rationalize capacity and redeploy underutilized assets. In total, AAM's 2009 results reflect the impact of charges amounting to $169.3 million (or $3.22 per share) relating to these items, including pension and other postretirement benefit curtailments and special termination benefits.
AAM's full year 2009 results also reflect restructuring costs and other special items of $17.8 million (or $0.34 per share), primarily relating to debt refinancing activities and the successful closing of a settlement and commercial agreement with General Motors Company (GM).
Net sales in the fourth quarter of 2010 increased approximately 26% to $583.3 million as compared to $464.0 million in the fourth quarter of 2009. Customer production volumes for the North American light truck and SUV programs AAM currently supports for GM and Chrysler were up approximately 12% in the fourth quarter of 2010 as compared to the fourth quarter of 2009.
Non-GM sales grew 52% on a year-over-year basis to $156.6 million in the fourth quarter of 2010 as compared to $102.9 million in the fourth quarter of 2009.
Net sales for the full year 2010 increased by 50% to $2.28 billion as compared to $1.52 billion in 2009. Customer production volumes for the North American light truck and SUV programs AAM currently supports for GM and Chrysler were up approximately 42% in 2010 as compared to the prior year.
Non-GM sales grew 70% on a year-over-year basis to $563.0 million in 2010 as compared to $331.2 million in 2009.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting GM's North American light truck and SUV programs and Chrysler's Heavy Duty Dodge Ram pickup trucks. In the fourth quarter of 2010, AAM's content-per-vehicle was $1,508 as compared to $1,401 in the fourth quarter of 2009. For the full year 2010, AAM's content-per-vehicle was $1,441 as compared to $1,403 in 2009.
AAM's gross profit in the fourth quarter of 2010 was $101.6 million or 17.4% of sales. For the full year 2010, AAM's gross profit was $401.7 million, or 17.6% of sales. AAM's gross margin of 17.6% for the full year 2010 is a new company record.

AAM defines EBITDA to be earnings before interest, taxes, depreciation and amortization. In the fourth quarter of 2010, AAM's EBITDA was $89.1 million, or 15.3% of sales. For the full year 2010, AAM's EBITDA was $340.3 million, or 14.9% of sales. AAM's EBITDA margin of 14.9% for the full year 2010 is a new company record.
AAM's SG&A spending in the fourth quarter of 2010 was $50.6 million, or 8.7% of sales, as compared to $39.4 million, or 8.5% of sales, in the fourth quarter of 2009. AAM's R&D spending in the fourth quarter of 2010 was $23.6 million as compared to $16.3 million in the fourth quarter of 2009.
AAM's SG&A spending for the full year 2010 was $197.6 million, or 8.7% of sales, as compared to $172.7 million, or 11.3% of sales, for the full year 2009. AAM's R&D spending for the full year 2010 was $82.5 million as compared to $67.0 million in 2009.
In the fourth quarter of 2010, AAM's operating income was $51.0 million or 8.7% of sales. For the full year 2010, AAM's operating income was $204.1 million, or 8.9% of sales.

In the fourth quarter of 2010, AAM's net income was $34.9 million or 6.0% of sales. Diluted earnings per share (EPS) were $0.47 per share in the fourth quarter of 2010. For the full year 2010, AAM's net income was $115.4 million or 5.1% of sales. Diluted earnings per share (EPS) were $1.55 per share for the full year 2010. AAM defines free cash flow to be net cash provided by (or used in) operating activities, less capital expenditures net of proceeds from the sale of equipment.

Net cash provided by operating activities for the full year 2010 was $240.3 million. Capital spending, net of proceeds from the sale of equipment for the full year 2010 was $103.4 million. Reflecting the impact of this activity, AAM generated $136.9 million of positive free cash flow for the full year 2010. For the full year 2009, AAM's free cash flow was a use of $89.8 million.
Included in AAM's 2010 free cash flow is a $48.8 million U.S. income tax refund AAM received in the first quarter of 2010 in connection with a special five-year net operating loss carryback election included in the Worker, Home Ownership and Business Act of 2009.
AAM's free cash flow for the full year 2010 also reflects the impact of cash payments for restructuring of $46.9 million. These payments relate primarily to AAM's remaining obligations under hourly and salaried attrition programs and the buydown program (BDP) for UAW represented associates at AAM's Detroit, Michigan; Three Rivers, Michigan; and Cheektowaga, New York manufacturing facilities.

AAM defines net debt to be total long term debt net of cash and cash equivalents. At year-end 2010, AAM's net debt was reduced by $127.9 million to $765.4 million as compared to $893.3 million of net debt at year-end 2009. At year-end 2010, AAM's total available liquidity was in excess of $600 million.

A conference call to review AAM's fourth quarter and full year 2010 results is scheduled today at 3:00 p.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on February 8, 2011 until 5:00 p.m. ET February 15, 2011 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 36036010.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Indiana, Michigan, New York, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Sweden, Thailand and the United Kingdom.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” and relate to the Company's plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions; our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with GM; reduced purchases of our products by GM, Chrysler or other customers; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; our ability to achieve cost reductions through ongoing restructuring actions; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; additional restructuring actions that may occur; our ability to continue to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability to consummate and integrate acquisitions and joint ventures; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel

Economy (“CAFE”) regulations); risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruption of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Risk factors” in our most recent 10Q filing.

It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.

# # #
For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions, except per share data)

Net sales	$583.3	$464.0	$2,283.0	$1,521.6

Cost of goods sold	481.7	395.6	1,881.3	1,552.7

Gross profit (loss)	101.6	68.4	401.7	(31.1)

Selling, general and administrative expenses	50.6	39.4	197.6	172.7

Operating income (loss)	51.0	29.0	204.1	(203.8)

Interest expense	(21.6)	(24.1)	(89.0)	(84.5)

Investment income (loss)	2.4	(0.8)	3.8	2.0

Debt refinancing cost	—	(7.7)	—	(7.7)

Other income (expense), net	1.6	0.5	(0.1)	(3.1)

Income (loss) before income taxes	33.4	(3.1)	118.8	(297.1)

Income tax expense (benefit)	(0.9)	(51.6)	4.3	(43.8)

Net income (loss)	34.3	48.5	114.5	(253.3)

Net loss attributable to the noncontrolling interests	0.6	0.1	0.9	0.2

Net income (loss) attributable to AAM	$34.9	$48.6	$115.4	$(253.1)

Diluted earnings (loss) per share	$0.47	$0.80	$1.55	$(4.81)

Diluted shares outstanding	74.6	61.0	74.5	52.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2010	December 31, 2009
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$244.6	$178.1
Short-term investments	—	4.2
Accounts receivable, net	146.6	129.7
Inventories, net	130.3	90.6
Deferred income taxes	8.0	5.9
Prepaid expenses and other	72.6	108.1
Total current assets	602.1	516.6

Property, plant and equipment, net	936.3	946.7
GM postretirement cost sharing asset	244.4	219.9
Goodwill	155.8	147.8
Other assets and deferred charges	176.1	155.8
Total assets	$2,114.7	$1,986.8

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$283.6	$200.9
Accrued expenses and other	283.3	244.6
Total current liabilities	566.9	445.5

Long-term debt	1,010.0	1,071.4
Deferred income taxes	6.6	5.6
Deferred revenue	118.2	189.7
Postretirement benefits and other long-term liabilities	881.1	834.5
Total liabilities	2,582.8	2,546.7

Stockholders' deficit	(468.1)	(559.9)
Total liabilities and stockholders' deficit	$2,114.7	$1,986.8

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In millions)		(In millions)
Operating activities
Net income (loss)	$34.3	$48.5	$114.5	$(253.3)
Depreciation and amortization	33.5	31.9	131.6	134.7
Other	(21.0)	(44.8)	(5.8)	134.5

Net cash flow provided by operating activities	46.8	35.6	240.3	15.9

Purchases of property, plant & equipment	(46.6)	(22.2)	(108.3)	(137.7)
Acquisition, net	(2.2)	—	(2.2)	(10.2)
Proceeds from sales of property, plant & equipment	3.7	1.2	4.9	1.7
Purchase buyouts of leased equipment	—	—	(7.8)	—
Redemption of short-term investments	4.8	3.6	6.4	71.6

Net cash flow used in investing activities	(40.3)	(17.4)	(107.0)	(74.6)

Net decrease in debt	(1.1)	(107.9)	(61.9)	(75.1)
Debt issuance costs	—	(14.7)	(2.2)	(32.9)
Proceeds from the issuance of Common Stock, net	—	109.7	—	109.7
Repurchase of treasury stock	—	(0.6)	(1.3)	(0.9)
Employee stock option exercises	1.1	—	1.1	1.0
Proceeds from the issuance of warrants to GM	—	—	—	30.3
Purchase of noncontrolling interest	(2.1)	—	(2.1)	—

Net cash flow provided by (used in) financing activities	(2.1)	(13.5)	(66.4)	32.1

Effect of exchange rate changes on cash	—	0.3	(0.4)	5.9

Net increase (decrease) in cash and cash equivalents	4.4	5.0	66.5	(20.7)

Cash and cash equivalents at beginning of period	240.2	173.1	178.1	198.8

Cash and cash equivalents at end of period	$244.6	$178.1	$244.6	$178.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings (loss) before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In millions)		(In millions)

Net income (loss) attributable to AAM	$34.9	$48.6	$115.4	$(253.1)
Interest expense	21.6	24.1	89.0	84.5
Income taxes	(0.9)	(51.6)	4.3	(43.8)
Depreciation and amortization	33.5	31.9	131.6	134.7

EBITDA	$89.1	$53.0	$340.3	$(77.7)

Net debt(b) to capital

	December 31, 2010	December 31, 2009
	(In millions, except percentages)

Total debt	$1,010.0	$1,071.4
Less: cash and cash equivalents	244.6	178.1

Net debt at end of period	765.4	893.3

Stockholders' deficit	(468.1)	(559.9)

Total invested capital at end of period	$297.3	$333.4

Net debt to capital(c)	257.5%	267.9%

Free Cash Flow(d)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In millions)		(In millions)

Net cash provided by operating activities	$46.8	$35.6	$240.3	$15.9
Add: Proceeds from the issuance of warrants to GM	—	—	—	30.3
Less: Purchases of property, plant & equipment, net of proceeds from sale of equipment	(42.9)	(21.0)	(103.4)	(136.0)

Free cash flow	$3.9	$14.6	$136.9	$(89.8)

________________________________________

(a)
We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by operating activities and proceeds from the issuance of warrants to GM, less purchases of property and equipment net of proceeds from sales of assets. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.